Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--February 21, 2013--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on February 20, 2013 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on March 15, 2013 to shareholders of record on March 4, 2013.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The directors of SBT Bancorp are pleased to announce our quarterly dividend. The strategies we have implemented over the past several years are producing solid earnings growth. We are confident in the Company’s strong future. Over the coming months and quarters, the focus of SBT Bancorp and Simsbury Bank will be on enhancing shareholder value through building profitable banking relationships, diversifying sources of revenue, and serving our customers’ full range of financial services needs. We thank our shareholders for supporting SBT Bancorp.”

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com